Exhibit 99.1

EU plc LOI                                                                Page 1
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                                  PRESS RELEASE

For Immediate Release

          COMPOSITE TECHNOLOGY ANNOUNCES PLANS TO ACQUIRE EU ENERGY PLC

               Acquisition combines reliable DeWind Turbines with
                   high-capacity ACCC transmission conductors

Irvine, CA - March 2, 2006 - Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) a leading developer of high-temperature, low sag (HTLS) conductors for electric transmission and distribution lines, announced today that it has concluded a Letter of Intent with certain binding agreements to acquire the entire share capital of EU Energy plc (EU Energy), a United Kingdom corporation, from its shareholders in exchange for common stock of CTC. EU Energy plc owns EU Energy Inc., a Nevada corporation, which entered into a Memorandum of Understanding with CTC on December 22, 2005. A more detailed description of the transaction will be included in a current report on form 8K to be filed shortly.

EU Energy has recently signed two D-8.2 turbine reserve agreements in the U.S. for 1,600 megawatts for delivery over the next 5 years and plans to have an assembly plant in the U.S. in operation by the first quarter of 2007. In late December of 2005, EU announced an agreement in India for the purchase of 300 megawatts in D-6 and D-8 turbines over the next 3 years and plans to have those turbines manufactured in India. The purchase price is approximately $1 million per megawatt. EU has recently signed license agreements in China for the production of D-6 and D-8 turbines. Please see EU Energy's press releases available on their website for more information on these agreements.

EU Energy is the owner of DeWind GmbH, a German wind turbine manufacturer it acquired in July 2005, which produced the 50hz 1.25 megawatt D-6 and 2 megawatt D-8 turbines for the European market. Following the acquisition, EU Energy negotiated an exclusive arrangement with Voith AG to acquire its Vorecon technology WinDrive hydro-dynamic torque converter to modify its D-8 series to incorporate this interface between the blade rotation gearbox and a synchronous generator with an output of 13.8kv at the proper frequency. The result is the new 60Hz 2 megawatt DeWind D8.2 for the U.S. and Canadian market and the new 50Hz 2 megawatt DeWind D8.1 for the European market; both of which are expected to outperform the competition due to the proven reliable gearbox and torque converter that enables stable generator output with direct connection to the grid without the need for expensive or problematic power electronics.

"CTC has been exploring the wind energy market for two years in response to wind farm developers' interest in new tower materials and in using our ACCC conductor to remedy transmission constraint issues," said Benton Wilcoxon, Chairman and CEO, "We believe the combination of highly reliable German DeWind power generation technology with our high performance ACCC conductor for grid connections and enhanced transmission capacity, is a perfect solution for meeting the increased demand for more economical renewable energy in the U.S. and worldwide. CTC's mission has always been to transform the way electricity is generated and delivered. CTC's acquisition of EU Energy will add environmentally friendly and financially feasible generation to the world power market."

Michael Porter, Chairman and CEO of EU Energy, said: "DeWind was a classic business case of a company that spent too much capital on engineering perfection and too little on marketing. We were able to rescue this engineering excellence and optimize the product by combining it with a proven more effective conversion system from Voith and immediately market to the tremendous demand for a better wind power product. We are pleased to join CTC and believe that the combination of our company's energy products and our production, marketing and management abilities will allow us to rapidly create a very dynamic energy technologies group."

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About EU Energy plc:

EU Energy plc is a Milton Keynes, UK, based alternative energy group. In July 2005 it acquired DeWind GmbH from FKI plc in the UK. Since this acquisition, it has developed the market for DeWind turbines worldwide and is poised to enter the market in the U.S. and Canada with the new D8.2 60Hz 2 megawatt wind turbine with a Voith WinDrive hydro-dynamic torque converter. EU Energy plc markets the DeWind range of products (1.25 to 2 megawatts) worldwide, including India, Eastern Europe and certain niche markets. EU Energy plc plans to establish assembly plants in its local markets. EU Energy plc markets other products including its Aeolian Wingtm, a patented rooftop product and part of a family of Aeolian Planar Concentrators(TM) designed to accelerate the wind flow through a wind turbine resulting in an increase in energy yield. EU Energy plc's focus is on commercializing technology for alternative energy using existing and acquired technology to bring new products to market economically and at the earliest opportunity. For further information visit our website at www.eunrg.com or contact Layla Porter at +44-1908-424-455.

About CTC:

Composite Technology Corporation, based in Irvine, California, develops, manufactures and sells novel products that introduce the advantages of high performance composite materials to create superior applications for the generation, transmission and distribution of electrical power. The company's novel and proprietary Aluminum Composite Core Conductor (ACCC) is a cost effective solution for the introduction of reserve electrical transmission capacity into a saturated electrical grid, while reducing operating costs and in many cases capital costs. The elimination of significant sag at higher operating temperatures allows users of ACCC to reduce transmission bottlenecks, span large distances, reduce supporting structures and improve grid reliability. ACCC is superior to conventional conductors of the same diameter in many ways, including:

      * Replaces existing steel core conductors and increases energy capacity up to 2 times

      * Virtually eliminates sag caused by high load, high-temperature conditions

      * Requires fewer structures along new Rights of Way, reducing construction costs and time

      * Reduces line losses compared with same diameter conventional cables at same operating temperatures

      *     Eliminates any bi-metallic corrosion issues

      *     For further information visit our website at:
            http://www.compositetechcorp.com

For Investor Relations Contact: James Carswell, (760) 416-8628
For Media Relations Contact:    Kevin C. Coates (949) 428-8500

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, or the Company's ability to manage growth. Other risk factors attributable to the Company's business segment may affect the actual results achieved by the Company and are included in the Company's Annual Report filed with the Commissioner on Form 10K for fiscal year ended September 30, 2005.

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